World Wide Exclusive License to manufacture, Assemble, Market, Distribute and Sell Hybrid Fuel Efficient Technologies for Agro-Industrial Application Agreement made this the 22nd day of May A.D. 2012

BETWEEN

CLEAN POWER TECHNOLOGIES INC. a body corporate, duly registered pursuant to the laws of the State of Nevada, in the United States and having its head office located at 32 Hawkwood Place N.W., in the City of Calgary, in the Province of Alberta, Canada, T3G 1X6 (hereinafter referred to as CPTI and/or licensee)

Party of the First Part

-AND-

Jose Luis Pontello; Daniel Alberto Pontello; Claudio Angel Pontello and Marcelo Alejandro Pontello, all residing in Rosario Provincia Santa Fe, Argentina, Nicholas Pontello, of Av. Pellegrini 341. City: Rosario. State: Santa Fe. Country: Argentina (hereinafter collectively referred to as 'Pontellos' or Licensors or Inventors).

Party of the Second Part

- AND-

Nicholas Pontello, of Av. Pellegrini 341. City: Rosario. State: Santa Fe. Country: Argentina as the official spokesperson and the representative of the Pontellos (hereinafter referred to as 'Nicholas')

Party of the Third Part

LICENSE AGREEMENT

WITNESSETH:

WHEREAS Clean Power Technologies Inc. is a publicly listed company which is listed on the Pink Sheet board on the Nasdaq Exchange in the United States

AND WHEREAS CPTI is engaged in the business of fuel and energy efficient and/or alternative and/or hybrid technologies projects

AND WHEREAS Jose Luis Pontello; Daniel Alberto Pontello; Claudio Angel Pontello and Marcelo Alejandro and Nicholas Potello of Av. Pellegrini 341. City: Rosario. State: Santa Fe. Country: Argentina have jointly and/or severally developed and/or invented a hybrid fuel

and fuel efficient technology and/or a system for mobile and a stationary application as the technology for integration in trucks, transportation vehicles and agriculture and farm equipment (hereinafter called the said 'system'). The said system is specifically described in Clause 1 hereinafter.

WHEREAS Inventors have asserted that they are the owners of the entire right, title and interest in and to all intellectual property rights in the Product as identified in its application for a patent to the United States Patent Office. The said patent was granted under patent # 7,429,087 on September 30, 2008. (hereinafter referred to as the said patent.) Attached herewith and marked as Exhibit 'A' is a copy of the said patent document.

AND WHEREAS CPTI and is desirous to enter into a an exclusive global License agreement with the Pontellos for the Licensed Patents and the said systems which is developed therefrom to sell, market, manufacture and/or distribute the said patented technology worldwide and Ponteloos are willing to grant to Licensee such a license upon the terms and conditions hereinafter set forth

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

1. The Pontellos have jointly and/or severally developed a hybrid fuel technology for ago-industrial application mobile, transportation, stationery application and more specifically described to include, but not limited to *a pneumatic system for an agro-industrial vehicle including an air compressor, a dual circuit foot valve connected to the air compressor* agriculture and transport application which technology is described in the U.S. Patent document #7,429,087 B2 and which technology is summarized in the Abstract portion of the said patent document as follows:

Abstract

The present invention includes a pneumatic system for an agro-industrial vehicle including an air compressor, a dual circuit foot valve connected to the air compressor, and at least two air storage tanks connected to said dual circuit foot valve. The operation of the dual circuit valve establishes an air pressure link from the storage tanks to a rear air chamber as well as to a front air chamber. Each storage tank fills the rear or front air chambers and the movement of the rear air chamber and the front air chamber activate a brake device.

And the application of the said system is described as:

Air system instalation to be applied in tractors, combine harvesters, crop-sprayers, sewers, grain augers, hoppers, trailers, wagons, carts and towing vehicles to support and transport different kinds of cargos such as cereals.

The said technology/system is also Patented in the INPI (in the Republic of Argentina) under patent number AR 042777 B1 December 29, 2008. Further the said technology/system is currently going through the patenting process in the Republic of Brazil

Attached herewith and marked respectively as Exhibits 'A', 'B' and 'C' are the patent documents namely; U. S. Patent document #7,429,087 B2 Argentinian patent document AR 042777 B1 and a draft of Brazilian patent document, currently filed and pending approval..

2. Jose Luis Pontello; Daniel Alberto Pontello; Claudio Angel Pontello and Marcelo Alejandro hereby represent that Nicholas Potello is the legal representative of the Pontellos and as such any representations by Nicholas Pontello and/or any decision taken by the said Nicholas Pontello in relation to this License Agreement will be binding on all the Pontellos, jointly and severally, regardless of any consequences arising from such decision whether adverse or otherwise.

3. That Clean Power Technologies Inc. has requested the Pontellos to grant to CPTI. a worldwide EXCLUSIVE license to sell, market, promote, distribute and/or manufacture the said system worldwide without any restrictions or conditions whatsoever which request the Pontellos have duly and unconditionally granted. CPTI has represented that it wishes to manufacture, sell and distribute the said system whether by itself or in collaboration with any third party or parties in the China, India, South Africa, and in any other country where the domestic and export market justifies

4. It is expressly understood and agreed by the parties hereto that Licensee may undertake the activities herein referred in clause #3 either by itself or directly and/or through mutual collaboration and/or joint venture with third parties or through appointments of agents, distributors, partners with any party it may deem fit and appropriate and is considered to be in the best and mutual interest of the parties herein subject to prior written consent of the Pontellos, which consent will not be unreasonably withheld or denied. Time shall be of the essence for receiving such consent.

5. It is agreed and understood by and between the parties hereto that as the first step to launch the venture contemplated herein, CPTI may request the Pontellos and Nicholas to manufacture the said system in Argentina if CPTI deems it beneficial to interest of the parties herein. However, this option is not binding nor is it a final commitment by CPTI to seek the supply of the said manufactured system from the Pontellos and Nicholas.

6. The parties hereto have agreed that;

(i) the inventors will keep all patents in good standing throughout the currency of this Agreement

(i) the grant of the licensing of the said patent and the technology and the know how to the licensee will be US$1.00

(ii) that CPTI will be fully responsible for all costs which may be incurred to set

the venture contemplated herein including, but not limited to, to set up a manufacturing and an assembly facility, purchase of machinery, equipment, electronic test equipment, tools, establishing market infrastructure and whatever else is required to successfully assemble and/or manufacture and/or sell, market and distribute the said system.

(iii) that the licensee will be responsible to procure and purchase all parts and raw materials which are required to build a good marketable said system.

(iv) that the Licensee will be responsible to provide and service warranty on the said system at its expense

(v) That the Licensee will bear all costs of establishing all marketing and distribution network and/or agents

(vi) That the licensee (CPTI) will be responsible for all operating costs for the venture contemplated herein

7. The Parties have hereby agreed that the grant of the License is subject to the compliance of the following terms and conditions

a) Grant of License.

(i) As per the licensing agreements, the licensors hereby agree to and DO GRANT to CPTI an irrevocable worldwide exclusive license to manufacture, sell, market, promote, and/or distribute the said system worldwide without any restriction or condition.

(b) Royalty

(i) Subject to the terms and conditions of this Agreement and the royalty provision set out hereunder, the Pontellos hereby grants to Licensee a royalty-based, personal, exclusive, and transferable worldwide license under the Licensed Patents to manufacture, sell, market and/or distribute either by itself or through collaboration or joint venture with third party or through sub-license or sub-contractors or agents parties.

(ii) Royalty of 3.5% based on the sale price to the dealers or end-users. It is agreed and understood that CPTI will endeavour to generate revenue from his project within 36 months from the date of this Agreement and consequently will start to deliver royalty to the Pontellos within this time period.

(c) Scope of the License Agreement

The Licensee shall be permitted to enter into any collaborative or a joint venture agreement with any third party anywhere in the world as it may deem fit and proper subject to the prior notification to the Pontellos provided such relation is essentially designed to promote the manufacture, and/or sell and/or distribution and or servicing of the said system and which relationship is deemed in the commercial interest of the parties herein.

(d) Mutual Covenants of the Parties herein.

The parties hereby mutually covenant and agree as follows:

The Licensors shall provide:

(i) to the Licensee all research and development (R & D) stage documents and all test results obtained during the R & D process

(ii) to the licensee all documents, diagrams, drawings, designs, schematics, architect, methodology and programming relating to said system

(iii) list of all parts, tools, equipment, components and machinery and test equipment, design and plans of the facility for the assembly and manufacture of the said system;

e) Advice and Consultancy

(i) The Licensors hereby agree to and will provide know-how training and consultancy with respect to build, assemble and/or manufacture the said system and as well in the proper installation of the said system to the licensee and/or its employees, agents, independent contractors and/or to any other third parties with whom the licensee has establish a collaborative or joint venture relationship whether in the areas of manufacturing, marketing, distribution or servicing of the said systems.

(ii) The licensors hereby agree to travel to such locations as may be requested and required by the Licensee to provide an on site advice and consultancy either to the licensee or its employees, servants, agents, distributors or its collaboration and/or joint venture partners or to advice on the warranty issues whenever the said system requires service under the warranty contract. CPTI will cover the cost of travel plus a *per diem of* US$200.00 will be provided by the Licensee under this clause to cover hotel, board, food and car rentals. No fees will be charged for advice and consultancy.

It is agreed and understood that once CPTI has achieved a threshold of $1.0 million in net taxable revenue, the *per diem* to each member of the technical travel team will be increased to $500.00 in addition to the cost of travel and travel related expenses as referred to hereinbefore

(f) Information

I) The licensor shall provide all technical and development stage analysis and information which can be incorporated in the promotional brochures of the said systems

ii) The licensor will help to write and provide necessary information to write and prepare a good, marketable and a bankable business plan including, information on such topics as, but not limited to:

1) Executive Summary
2. history of the project
3. merits of the technology
4. market potential in each of the areas where this system is applicable;

5. cost and benefits to be derived from the use of the said technology

6. fuel and fluid savings compared to the existing systems;

7. cost and benefits to the end user and the payback period

8. competition in the market place including companies which have similar systems and their respective sale price and how does it compare to the Pontello system and cost and benefit in the operation of the said system

9. Market potential numbers in South America, North America, Europe China and elsewhere

10. production cost

11. Anticipated market share

12. The licensor, jointly and severally undertake and agree to provide all updates, revisions and enhancements to the said patent and modifications to the said system, the said technology as soon as such revisions, enhancements etc are tested, finalized and approved by the Pontellos.

8) Patent Identification

Licensee shall mark every Licensed Product with a proper statutory patent notice as required by the patent laws of the appropriate country, and as reasonably requested by the Pontellos. Such patent notice shall be placed on the Licensed Product itself, or on the Licensed Product's packaging if from the character of the Licensed Product a patent notice cannot be placed on the Licensed Product.

(9) Future patents and Trade Marks

The Licensor hereby agrees to provide to CPTI and automatically include all updates, future patents which results from the current patent to this agreement and agree to extend provide coverage of this agreement to such other countries as it may be patented and/or registered

(10) Title.

(i) Title to, ownership of, and all applicable rights in and to the Licensed Patents including any and all updates, revisions, modifications and enhancements, and shall remain in ownership of the licensors. The use by Licensee of any of these property rights is authorized only for the purposes set forth herein.

(ii) Notwithstanding anything to the contrary in this Agreement, the foregoing license grant is strictly limited to the minimum extent that is necessary for the Licensee to make, use and sell Licensed Product as mentioned to in this Agreement.

(iii) Licensee may sub-license under the license grant herein subject to prior written consent of the Pontellos, which consent will not be unreasonably withheld or denied. Time shall be of the essence for receiving such consent.

11. Licensee's Obligations.

As consideration in part for the grant of the license grants, Licensee hereby agrees to be publicly listed where the local laws require, as a licensee of the Licensed Patents by the Pontellos.

(12) Maintenance and Support.

The Licensors has obligation to provide maintenance and support in support under this Agreement or in connection with the licensed patents. License or its agents or sub-licensee shall provide all maintenance or support to its customers and end-users of the said system
.

(13) Export and Compliance with Laws.

Licensee understands and acknowledges that certain products, may be subject to regulation by agencies of the United States and other governments and which prohibit export or diversion of such products to certain countries and certain organizations and individuals. Licensee warrants that it will comply with all such laws, rule and regulations in effect from time to time with respect, but without limitation, to Licensed Patents and Licensed Products.

(14) Term

This agreement will be valid for and be binding upon the parties herein for a period of Five (5) years unless it is terminated by the Licensee due to non-performance or willful breach of the Licensor not to comply with the terms of this agreement and these will be sufficient grounds for damages by CPTI. It is agreed and understood that if the company starts to generate revenue and royalty within 36 months as per clause 7(b)(ii), the company shall have an option to request an extension of the term of 5 years mentioned herein to 10 years.

(15) Termination

This Agreement may be terminated immediately for cause by either party the event either party:

(a) becomes insolvent or if a judgment or decree is entered against either party approving a petition for an arrangement, liquidation, dissolution or similar relief relating to bankruptcy or insolvency

(b) Either party files a voluntary petition in bankruptcy or any petition or answer seeking any arrangement, liquidation or dissolution related to bankruptcy, insolvency or other relief of debtors; or

(c) Either party seeks or consents to or acquiesces in the appointment of any trustee or receiver, or the liquidation of Licensee's property;

(d) Ceases to function as an ongoing enterprise; or

(e) Fails to perform any of its obligations hereunder so as to be in default and fails to cure such default within thirty (30) days after written notification thereof.

(f) In the event of termination in accordance with any of the aforesaid provisions of this Agreement, neither party shall be liable to the other because of such termination for compensation, reimbursement, or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business.

However in lieu of expenditure hitherto incurred by the Licensee, Licensee shall have a first right of refusal to acquire the said patents, the said technology and the said systems for a nominal amount. No termination of this Agreement shall affect any obligations between the parties of otherwise incurred in relation to any other agreement or relationship.

In the event of termination of this Agreement for reason the reasons set out under section 15 (a) thru (f) and subject to all the terms of this Agreement, Licensee shall have the right to continue to sell its then-current inventory of Licensed Products and any royalty that may become due to the Licensor as a result of the commercial activity of the License, such royalty amount will be delivered to the administrator, trustee or heirs of the Licensors.

(g) The respective obligations of the parties under this Agreement that by their nature would continue beyond the termination or expiration, shall survive any termination or expiration, including, but not limited to, the obligation to indemnify.

(16) Notwithstanding anything stated herein it is hereby unconditionally agreed and accepted by the parties herein that the Licensee shall have a First Right of Refusal in the event the Pontellos decide to sell or assign the said technologies and patents referred to in this Agreement.

(17) This License Agreement shall be valid and binding upon the parties herein and shall enure to the benefit of the Licensor and the Licencees, their respective agents, assignees, partners heirs, executors, administrators assigns and successors or their respective corporate entities and/or its subsidiaries

(18) Licensee may assign this Agreement or any interest or rights granted hereunder to any third party subject to prior written consent of the Pontellos, which consent will not be unreasonably withheld or denied. Time shall be of the essence for receiving such consent. A change of control or reorganization of Licensee pursuant to a merger, sale of assets or stock (other than an initial public offering) will be deemed to be an assignment under this Agreement.

(19) Any notice required or permitted to be given under this Agreement shall be effective when received by a party at the address set forth above or at such other address as such party may request by notice.

(20) This Agreement shall be governed by the laws of the State of Nevada

(21) If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(22) This licensing agreement shall enure to the benefit of and be binding on both parties, their heirs, successors and assigns. Both CPTI and the Pontellos fully understand the nature of the agreement and their obligations and undertake to conduct their business in accordance with the clauses contained in the document.

(23) THIS AGREEMENT, TOGETHER WITH EXHIBITS A, B and C WHICH ARE EXPRESSLY MADE A PART HEREOF, CONSTITUTES THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS, WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THIS AGREEMENT MAY ONLY BE MODIFIED IN A WRITING SIGNED BY THE PARTIES.

(22).This Agreement may be signed in counterparts.

CLEAN POWER TECHNOLOGIES INC

Abdul Mitha
President & CEO
32 Hawkwood Place N.W.
Calgary, Alberta
Canada T3G 1X6

Jose Luis Pontello

Daniel Alberto Pontello

Claudio Angel Pontello

Marcelo Alejandro Pontello

Nicholas Pontello,

all the above named reside in Rosario
Provincia Santa Fe, Argentina,